Exhibit 99.1

News Release

Regency Energy Partners Closes on Acquisition of Midstream Business of Eagle Rock Energy Partners, L.P.

DALLAS—(BUSINESS WIRE)—July 1, 2014—Regency Energy Partners LP (NYSE: RGP) (“Regency”) announced today that it has closed on its previously announced acquisition of the midstream business of Eagle Rock Energy Partners, L.P. (NASDAQ: EROC) (“Eagle Rock”) for a combination of cash, Regency common units and assumption of indebtedness. Regency issued approximately 8.2 million Regency common units to Eagle Rock and assumed approximately $500 million of outstanding Eagle Rock senior notes and exchanged those notes into Regency senior notes. Regency will fund the cash consideration with proceeds from a $400 million private placement of Regency common units to a subsidiary of Energy Transfer Equity, L.P. (NYSE: ETE), the owner of Regency’s general partner, and borrowings under Regency’s revolving credit facility.

“The acquisition will complement Regency’s core gathering and processing business, and when combined with the recent acquisition of PVR Partners, will strengthen our existing positions in the Texas Panhandle and East Texas,” said Mike Bradley, president and chief executive officer of Regency. “In addition, we believe this acquisition will be accretive to our distributable cash flow per common unit, and continue to expect to recommend to our board of directors distribution increases representing a growth rate of 6-8% for 2014.”

“I would also like to thank Eagle Rock’s management team for facilitating the completion of this transaction,” continued Bradley.

Eagle Rock’s midstream assets include approximately 8,100 miles of gathering pipeline and over 800 MMcf/d of processing plants and their cash flows are supported by large, long-term acreage dedications. The combined system is expected to provide significant synergies, increase efficiencies on Regency’s current system, and enhance services for its customers.

This release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “will,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. Although we believe our forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, we cannot give any assurance that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions, including the following risks: unexpected difficulties in integrating Regency’s operations as a result of any significant acquisitions, including Regency’s acquisition of Eagle Rock’s midstream business, volatility in the price of oil, natural gas, condensate, natural gas liquids and coal, declines in the credit markets and the availability of credit for Regency as well as for producers connected to Regency’s system and its customers, the level of creditworthiness of, and performance by, Regency’s counterparties and customers, Regency’s ability to access capital to fund organic growth projects and acquisitions,

Regency’s ability to obtain debt and equity financing on satisfactory terms, Regency’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time-to-time in Regency’s transactions, changes in commodity prices, interest rates, and demand for Regency’s services, changes in laws and regulations impacting the midstream sector of the natural gas industry and oil industry and the coal mining industry, including those that relate to climate change and environmental protection and safety, including with respect to emissions levels applicable to coal-burning power generators and permissible levels of mining runoff, regulation of transportation rates on natural gas, natural gas liquids and oil pipelines, industry changes including the impact of consolidation and changes in competition, Regency’s ability to obtain indemnification for cleanup liabilities and to clean up any hazardous materials release on satisfactory terms, Regency’s ability to obtain required approvals for construction or modernization of Regency’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards, the extent to which the amount and quality of actual production of Regency’s coal differs from estimated recoverable coal reserves, the experience and financial condition of Regency’s coal lessees, operating risks, including unanticipated geological problems, incidental to Regency’s gathering and processing segment and natural resources segment, the ability of Regency’s lessees to produce sufficient quantities of coal on an economic basis from reserves and obtain favorable contracts for such production, delays in anticipated start-up dates of new development in Regency’s gathering and processing segment and Regency’s lessees’ mining operations and related coal infrastructure projects and uncertainties relating to the effects of regulatory guidance on permitting under the Clean Water Act and the outcome of current and future litigation regarding mine permitting. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.

These and other risks and uncertainties are discussed in more detail in filings made by Regency with the Securities and Exchange Commission, which are available to the public. Regency undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, master limited partnership engaged in the gathering and processing, compression, treating and transportation of natural gas; and the transportation, fractionation and storage of natural gas liquids; the gathering, transportation and terminaling of oil (crude and/or condensate) received from producers; and the management of coal and natural resource properties in the United States. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).

Source: Regency Energy Partners LP

Investor Relations:

Regency Energy Partners LP

Lyndsay Hannah, 214-840-5477

Manager, Finance & Investor Relations

ir@regencygas.com

or

Media Relations:

Granado Communications Group

Vicki Granado, 214-599-8785

vicki@granadopr.com